UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 18, 2011

UC HUB Group, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada (State or Other Jurisdiction of Incorporation)	1072935 (Commission File Number)	88-0389393 (IRS Employer Identification Number)

1327 B North Olive Drive
West Hollywood, CA 90069
(949) 258-5108
(Address, including zip code, and telephone number,
including area code of Registrant’s
principal executive offices)
___________________________________________________________________
(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❑      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 27, 2011, UC HUB Group, Inc. (the “Company”) entered into an amendment of the contract with Kevyn Ogawa (“Ogawa”) entitled “Note Purchase Agreement Amendment.”  Under this contract, the Company agreed to amend the Note Purchase Agreement dated March 18, 2010 between the Company and Ogawa (the “Original Note”) to increase the interest rate under the Original Note to 18%, effective as of March 19, 2011, and to cause all the unpaid principal and interest under the Original Note to be converted at Ogawa’s option into shares of the Company’s common stock at a price to be agreed upon by the parties; provided that Ogawa shall not have the right to convert any portion of the outstanding debt to the extent that his beneficial ownership shall be in excess of 4.99% of the outstanding shares of the Company’s common stock immediately after giving effect to the issuance of the shares.  In consideration of this amendment, Ogawa agreed not to initiate any proceedings against the Company or the collateral described in the Original Note for a period of at least 120 days.

On September 8, 2011, the Company entered into a contract with Crescent International Ltd. (“Crescent”) entitled “Letter Agreement.”  Under this contract, the Company and Crescent agreed to amend the terms of the Original Issue Discount Self-Liquidating Convertible Debenture Due June 7, 2008 (the “Debenture”).  The parties agreed that the amount outstanding on the Debenture is $136,418 and that the Company would issue Crescent a new 6-month 10% p.a. capitalized interest debenture on the same terms as the Debenture, but with a conversion price of $0.03 on January 2, 2012 if the Company does not become current with its filings with the Securities and Exchange Commission by December 31, 2011.

On November 30, 2011, the Company entered into a contract with Crescent entitled “Convertible Promissory Note Purchase Agreement.”  Under this contract, the Company authorized the sale and issuance of a Convertible Promissory Note (“Note”) in an aggregate principal amount of $730,014 convertible at Crescent’s option into shares of the Company’s common stock at $0.03 per share and with a maturity date of November 30, 2012.  In consideration for this Note, Crescent agreed to rescind the outstanding Original Issue Discount Secured Convertible Debenture due February 23, 2008 in the amount of $540,000.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On September 23, 2011, the Company entered into a contract with SH Equity Partners, LLC (“SH”) entitled “Asset Purchase Agreement.”  Under this contract, the Company acquired certain patent rights pursuant to the Settlement and Release Agreement by and between SH and Priviam, Inc. (the “Patent Rights Agreement”).  In consideration for the purchase of patent assets under the Patent Rights Agreement, the Company issued to SH a Convertible Promissory Note Agreement in the principal amount of $50,000 at a10% interest rate with a maturity date of September 23, 2012, which converts at SH’s option into shares of the Company’s common stock at a price of $0.01 per share.  On September 23, 2011, the Company formed Hyper Secure, LLC, a Nevada limited liability company, which is a wholly-owned subsidiary of the Company, which subsidiary will hold all the patent assets acquired from SH.

Item 3.03. Material Modification to Rights of Security Holders.

On August 31, 2011, the Board of Directors of the Company (the “Board”) and a majority of the shareholders agreed by Written Consent to effect a reverse stock split of the outstanding shares of the Company’s common stock at a ratio of 1 for 20 (the “Reverse Split”) to become effective subsequent to the filing of the Certificate of Amendment with the Secretary of State of Nevada.  As a result of the Reverse Split, each 20 shares of the Company’s common stock issued and outstanding immediately prior to the Reverse Split shall be changed into 1 share of common stock without any further action by the holders of the shares of common stock.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On May 20, 2011, Harshawardhan Shetty, the sole officer of the Company resigned.  He also resigned as a Director of the Company.

On May 20, 2011, Claude Cramer was elected as the sole officer and the sole director of the Company.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 18, 2011, after approval of the Board and the shareholders by Written Consent, a Certificate of Amendment was filed with the Nevada Secretary of State Amending the Articles of Incorporation of the Company to increase the authorized shares of the Company’s common stock from 500,000,000 to 2,000,000,000 shares.

Item 8.01. Other Events.

As of May 21, 2011, the principal executive offices of the Company have been moved to 1327 B North Olive Drive, West Hollywood, CA 90069.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

UC HUB GROUP, INC.

Date: December 7, 2011	By: /s/ Claude Cramer
Claude Cramer
Chairman of the Board, President and Chief Executive Officer